Exhibit 99.1
Press Release Dated January 31, 2011

Two Rivers Water Company Acquires the Orlando Reservoir and Associated Senior Surface Flow Water Rights

DENVER, Colorado, January 31, 2011 -- Two Rivers Water Company ("Two Rivers") (OTCPK:TURV), a company focused on acquiring and developing water and farming operations in Colorado, announced today it has acquired the Orlando Reservoir and associated surface flow water rights in Huerfano County, Colorado.

The Orlando Reservoir has an absolute decree to store 3,117 acre feet of water per year and the associated senior surface flow water rights have absolute decrees permitting the diversion of 9 cubic feet per second, or approximately 2,500 acre feet per year, from the Huerfano River for irrigation purposes.

John McKowen, Chairman and CEO of Two Rivers said, “The acquisition of the Orlando puts in place the final piece of the original large storage and surface flow system that was developed in the late 1800s and early 1900s to farm 20,000 plus acres of irrigated farm land.  Two Rivers expects to acquire additional strategic water assets in 2011 to further expand its water portfolio in Huerfano County. Our best use of this water is within Huerfano County, to the extent that is available, and we are committed to restoring the historic uses of these rights.

“We love farming and we love irrigated farm land. We like the grain markets as a hedge against US dollar inflation. We also like grains because of the increased demand for protein from the emerging markets, such as China.  We don’t see the recent increases in grain prices as a short term phenomenon.  We see long term sustainable growth in demand for grains as a basic component of the world’s food supply.  The United States is the world’s largest producer and exporter of grains.  In the United States we grow grain crops better than anywhere else on the planet.

“The plains of Colorado provide a warm dry climate with excellent soils and renewable snow melt for irrigation.  When renewable snow melt is also combined with reliable sources of ground water, a more balanced, sustainable and consistent environment for irrigated grain production is created.  At Two Rivers, we have taken this opportunity to reassemble the historic Huerfano-Cucharas irrigation system and reintroduce its water in appropriate amounts back onto excellent farmland.  That system, because of its potential 70,000 acre feet of storage capacity, allows us to time our irrigation of grain crops more efficiently.   Additionally, because the system is advantageously located in the foothills of the Colorado Front Range, we are able to work with local communities and help balance their municipal water needs with our farm production”

Two Rivers is in the business of acquiring and developing water, farming in southern Colorado.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCPK
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com